Exhibit 10.17

CONFIDENTIAL INFORMATION

August 20, 2012

Matt Rosenberg

Re: Employment Offer Letter

Dear Matt,

It is my pleasure to offer you a position at Eventbrite, Inc. (“Company”), coming on board to assume a primary role in building our business. The details of this offer are as follows:

Position:	Senior Vice President of Global Sales and Business Development

Reporting To:	Chief Executive Officer

Base Salary:	$250,000

Q4 2012 Bonus:	$62,500

Bonus Opportunity:	$250,000 (eligibility starting in 2013)

Stock Options:	550,000

Start Date:	September 24, 2012

The commencement of your employment with the Company is contingent upon reference checks, background checks, if any, clearance of any conflicts of interest, your execution of the Proprietary Information and Invention Assignment Agreement, and your eligibility to work in the United States. The terms of your new position with the Company are as set forth below:

1. Position. We are very pleased to offer you the position set forth above under “Position” reporting directly to the position set forth above under “Reporting To”.

2. Start Date. Subject to fulfillment of the conditions imposed by this letter agreement, you will commence this new position with the Company on the above start date.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your start date, or your employment relationship with us may be terminated.

4. Compensation.

(a) Base Salary. During the term of your employment with the Company you will receive the base salary listed above, payable in semi-monthly installments on our regular paydays, as in effect from time to time. Base salary will be paid net of all applicable withholding taxes and other deductions.

(b) Signing Bonus. You will be advanced a signing bonus on your first pay date in an amount equal to the amount of signing bonus required to be repaid to your current employer, which signing bonus you will earn the right to retain after one year of employment with the Company. Should you cease to be an employee of the Company prior to the first anniversary of your start date for any reason other than termination by the Company without Cause (as defined below), then you shall be obligated to immediately repay a pro rated portion of the advanced signing bonus. The pro rated portion shall be determined by multiplying the amount of the advanced signing bonus by a fraction, the numerator of which is equal to the number of months that you ceased to be employed prior to the first anniversary of your start date, and the denominator of which is equal to twelve.

(c) Bonus. Starting in 2013, you will be eligible to participate in the Company’s Sales Incentive Plan (the “Incentive Plan”). Under the Incentive Plan you will have the opportunity to earn a target bonus of $250,000 annually as an incentive bonus for performance against objectives set forth in such plan. The amount of your bonus could be above or below the target amount depending on your performance against objectives.

(d) Q04 2012 Bonus. Because your eligibility to participate in the Incentive Plan commences in 2013, the Company will pay you a non-Incentive Plan bonus equal to the amount set forth under “Q4 2012 Bonus” above should you meet certain objectives for Q4 2012. Such objectives will be set by the Company in consultation with you. Payment of the Q4 2012 Bonus is subject to your continued employment with the Company through the payment date of such bonus.

(e) Benefits. As an employee of the Company, you will be eligible for company benefits as in effect from time to time in accordance with our policies for similarly situated employees.

(f) Paid Time Off. You will be entitled to fifteen (15) days of paid time off per year, accruing on a monthly basis according to the Company’s policy, to use for vacation, personal illness, and family illness.

(g) Cell Phone Reimbursement. The Company will cover your monthly work related cell phone bills either through reimbursement or a Company provided cell phone plan.

5. Option to Purchase Common Stock.

(a) General. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option (the “Option”) to purchase shares of the Company’s Common Stock as stated above (“Shares”) under the Company’s 2010 Stock Plan, as amended (“Plan”). This Option shall be governed by the terms and conditions of the Plan and the Company’s Stock Option Agreement (“Agreement”), including without limitation having an exercise purchase price equal to the fair market value of the Shares on the date of the grant as determined in good faith by the Board of Directors of the Company and being subject to the Company’s standard vesting schedule. The Shares issued upon the exercise of the Option will be subject to various rights, restrictions and obligations, as provided in the Agreement and Plan. A copy of the Plan and the form of the Agreement are available for your review upon request. The Option will be partially an incentive stock option to the extent allowed by the Plan and applicable law.

(b) Acceleration . In the event that your employment with the Company is terminated by the Company without Cause (as defined below) within 12 months following a Change in Control (as defined below), then the Shares subject to all unvested options that you then hold will accelerate such that 100% of the total amount of Shares subject to such unvested options will become vested on the date of such termination.

For purposes of this Agreement, “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) sale of all or substantially all of the Company’s assets to an unaffiliated third party. The foregoing notwithstanding, the following shall not constitute a Change in Control, (A) a merger or consolidation of the Company, where, immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to the merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation, (B) an issuance of the Company’s capital stock for capital raising purposes, (C) the sale of the Company’s capital stock by the Company and/or its stockholders in connection with its initial public offering, and (D) a merger effected solely for purposes of reincorporating the Company.

For purposes of this Agreement, “Cause” shall mean (i) your material act of misconduct in connection with the performance of your duties to the Company, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates; (ii) your commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if you were retained in your position; (iii) your continued non-performance of your duties to the Company 30 days following written notice thereof from the Company; (iv) your breach of any material provisions of any written agreement between you and the Company, including without limitation, the Proprietary Information and Invention Assignment Agreement; (v) your material violation of the Company’s written employment policies; or (vi) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate.

6. Proprietary Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your execution of the Company’s “Proprietary Information and Invention Assignment Agreement”. Signed copies of which must be delivered to an officer of the Company prior to or on your start date.

7. Conflicts of Interest. Your employment pursuant to this offer is contingent upon you having disclosed to the Company any potential conflicts of interest between your past employment and future duties with the Company. By accepting this offer of employment, you are certifying that (i) you are not aware of any impediment to loyal and conscientious employment with the Company, (ii) you have not engaged in any conduct or entered into any agreement that would disqualify you from employment with the Company or in anyway restrict your employment with the Company, and (iii) neither your employment with the Company nor the discharge of your employment duties will violate any agreement that you have executed with a third party.

You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you in connection with your employment with the Company, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice and you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Chief Executive Officer. By way of illustration, but not limitation you may not (i) accept or perform work of a nature that conflicts or competes in any way with the business, products or services of the Company, or causes you or has potential to cause you to be disloyal; (ii) use any Company resources including, but not limited to, computer hardware and software, telephones, facsimile machines, and copiers, for or in connection with any non-Company work; (iii) perform any non-Company work on Company premises; or (iv) perform any non-Company work during normal business hours. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, provided such efforts are not inconsistent with the above principles.

8. Severance. In the event that your employment with the Company is terminated by the Company without Cause or you resign your employment for Good Reason (as defined below), then, subject to your execution and non-revocation of an effective release of claims in favor of the Company in a form reasonably acceptable to the Company (including with respect to restrictive covenants), the Company shall (i) continue to pay you your then current base salary for a period of 6 months following your termination on our regular paydays, as in effect from time to time, and (ii) pay you an amount equal to your last quarterly bonus under the Incentive Plan (or your Q4 Bonus if no quarterly bonus under the Incentive Plan has been paid), which will be paid in equal installments at the same time as your continued base salary. All such payments will be paid net of all applicable withholding taxes and other deductions.

For purposes of this Agreement, “Good Reason” shall mean the following actions by the Company without your consent, which the Company fails to cure within 30 days following written notice thereof from you and which notice is sent within 45 days following the occurrence of such action: (i) a material reduction in your base salary or bonus opportunity; (ii) a material diminution in your job duties, scope or authority (other than a change due to the Company becoming a subsidiary or division of a larger parent company and as part of a review and leveling in connection with such acquisition); or (iii) a material change in your reporting structure such that your immediate supervisor’s authority, duties and responsibilities are materially diminished (other than a change due to the Company becoming a subsidiary or division of a larger parent company and as part of a review and leveling in connection with such acquisition).

9. Section 409A. To the fullest extent applicable, amounts and other benefits payable under this letter agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), in accordance with one or more of the exemptions available under the final Treasury Regulations promulgated under Section 409A and, to the extent that any such amount or benefit is or becomes subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation in accordance with such final Treasury regulations, this letter agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

10. At-Will Employment. Notwithstanding any other provision of this letter agreement to the contrary, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, with or without Cause. No employee or representative of the Company, other than the Chief Executive Officer has the authority to alter the at-will nature of your employment relationship. The Chief Executive Officer can only do so in a written employment agreement that is signed by both the Chief Executive Officer and yourself.

We are delighted to extend you this offer until 5 pm PST on 8/21/2012 and look forward to working with you. To indicate your acceptance of this offer, please sign and date this letter agreement in the space provided below and return it to me, along with a signed and dated copy of the Proprietary Information and Invention Assignment Agreement.

This letter, together with the Proprietary Information and Invention Assignment Agreement, sets forth the terms of \ our employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

If you have any questions about this offer, please call me. We look forward to a favorable reply and to a rewarding and productive association with you.

Sincerely,

/s/ Kevin Hartz

Kevin Hartz, CEO

Agreed and Accepted:

/s/ Matt Rosenberg	8/21/12
Matt Rosenberg	Date

Enclosures: Proprietary Information and Invention Assignment Agreement

EMPLOYEE

PROPRIETARY INFORMATION AND INVENTION

ASSIGNMENT AGREEMENT

This Agreement is effective as of the commencement of my employment with Eventbrite, Inc., its subsidiaries and/or affiliates (all of the foregoing together with their successors and assigns being referred to collectively herein as, “Company”) and is intended to formalize in writing certain understandings and procedures that have been in effect since the time 1 was initially employed by Company. In return for my new or continued employment by Company, I acknowledge and agree that:

1. Period of Employment. As used herein, the period of my employment (as well as the definition of “employment,” “employed,” and words of similar import as used in this Agreement) includes any time in which I may be or have been rendering services to the Company or retained by Company as a consultant or independent contractor.

2. Information Systems. I recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

3. Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a) Applicable or relevant to the business of Company; or

(b) Applicable or relevant to the business of any third party, which may be made known to me by Company or by any third party, or learned by me in the context of my employment.

All of such information has commercial value in the business in which Company is engaged and is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes any and all Company Inventions (as defined below), technical and non-technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, its respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing, manufacturing, customer lists, business forecasts, sales and merchandising, marketing plans and information, and information regarding other employees.

4. Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, its assigns, and/or third parties who provided it to Company, as applicable, and Company, such assigns and/or such third parties, as applicable, shall be the sole owner of all patents, copyrights, works, trade secrets and other rights in connection therewith. I hereby assign to Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by Company and after its termination, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to it without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company. Notwithstanding the foregoing, it is understood that, (a) this Agreement does not restrict my use of information which is generally known in the trade or industry not as a result of a breach of this Agreement and my own skill, knowledge, know-how and experience to whatever extent and in whatever way I wish (but, for clarity, the foregoing does not grant me a license to any Company intellectual property), and (b) I may make disclosures of Proprietary Information that are specifically required by law or court order, provided that I have used diligent efforts to limit disclosure and to obtain confidential treatment or a protective order and have notified Company of such proceedings giving it an adequate chance to do the same.

5. Return of Materials. Upon termination of my employment or at the request of Company from time to time before termination, I will deliver to Company all written and tangible material in my possession incorporating the Proprietary Information or otherwise relating to Company’s business.

6. Inventions. As used in this Agreement, the term “Inventions” means any and all new or useful art, discovery, improvement, technical development, or invention whether or not patentable, know-how, designs, works of authorship, maskworks, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. To the extent allowed by applicable law, for the purposes of this Agreement, the term “Inventions” (and the assignments and licenses under Section 8 below) shall include (and I hereby expressly waive) all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

7. Disclosure of Prior Inventions. I have identified on Attachment A (“Prior Inventions”) attached hereto all Inventions relating in any way to Company’s business or proposed business which were made by me prior to my employment with Company (“Prior Inventions”), and I represent that such list is complete. I represent that I have no rights in any such Inventions other than those Prior Inventions specified in Attachment A (“Prior Inventions”). If there is no such list on Attachment A (“Prior Inventions”), I represent that I have made no such Prior Inventions at the time of signing this Agreement.

8. Ownership of Company Inventions; License of Prior Inventions. I hereby agree promptly to disclose and describe to Company, and I hereby assign and agree to assign to Company or its designee, my entire right, title, and interest (including patent rights, copyrights, trade secret rights, mask work rights, sui generis database rights and all other intellectual property rights of any sort throughout the world) in and to all Inventions and any associated intellectual property rights which I may solely or jointly conceive, develop or reduce to practice during the period of my employment with Company, whether prior to or following the execution of this Agreement, to and only to the fullest extent allowed by applicable law, including California Labor Code Section 2870 (“Company Inventions”). I agree to grant Company or its designees a non-exclusive, royalty free, perpetual, irrevocable, transferable, sublicensable (with rights to sublicense through multiple tiers of distribution), worldwide license to practice all applicable patent, copyright and other intellectual property rights and confidential information relating to any Prior Inventions which I incorporate, or permit to be incorporated, in any Company Inventions, products or services, or which is necessary for the use, reproduction, distribution or other exploitation of any Company Inventions. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, such Prior Inventions in any Company Inventions, products or services without Company’s prior written consent.

9. Cooperation in Perfecting Rights to Inventions.

(a) I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist it, at its expense, in obtaining, perfecting, maintaining, defending and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned or licensed to Company. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents, copyrights, maskworks or other legal proceedings.

(b) In the event that Company is unable for any reason to secure my signature to any document required to apply for or execute any patent, copyright, mask work or other applications with respect to any Inventions (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and on my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, maskworks or other rights with the same legal force and effect as if executed by me.

10. No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, use in the course of my employment, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement, whether written or oral, that will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, that will interfere with my full compliance with this Agreement.

11. Survival. This Agreement (a) shall survive my employment by Company, (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason, (c) inures to the benefit of successors and assigns of Company, and (d) is binding upon my heirs and legal representatives.

12. Nonassignable Inventions. Notwithstanding any provision of this Agreement to the contrary, this Agreement does not apply to any Invention that qualifies fully as a nonassignable Invention under the provisions of Section 2870 of the California Labor Code (which is attached hereto as Attachment B), and I acknowledge that I have received and reviewed such provisions of the California Labor Code. However, I agree to disclose promptly in writing to Company all Inventions made or conceived by me during the term of my employment, whether or not I believe such Inventions are subject to this Agreement, to permit a determination by Company as to whether or not the Inventions should be the property of Company. Any such information will be received in confidence by Company.

13. No Solicitation. During the term of my employment with Company and for a period of one (I) year thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

14. No Competition. I agree that during the term of my employment with Company (whether or not during business hours), I will not engage in any activity that is in any way competitive with the business or demonstrably anticipated business of Company, and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company.

15. Communication to Future Employers. Without disclosing any Proprietary Information, I agree to communicate my obligations under this Agreement to any future employer or potential employer. The Company is entitled to communicate my obligations under this Agreement to any such future employer or potential employer.

16. Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate) and without any requirement to post a bond.

17. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or such other address as either party may specify in writing in accordance with this section.

18. Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

19. Severability. Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

20. Waiver; Delay. The waiver by Company of a breach of any provision of this Agreement by me shall not operate or be construed as a waiver of any other or subsequent breach by me. No delay by Company in enforcing any of its rights or remedies upon a breach of any provision of this Agreement shall be construed as a waiver of such breach.

21. Assignment. This Agreement is fully assignable by Company, but any purported assignment of rights or delegation of duties under this Agreement by me is void and of no force and effect.

22. Entire Agreement. This Agreement, together with my offer letter agreement to which this Agreement was attached, represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral. This Agreement may be amended or modified only with the written consent of both an authorized officer of Company and me. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY.

Matt Rosenberg

/s/ Matt Rosenberg
Name: Matt Rosenberg
Title: Senior Vice President of Global Sales and
Business Development
Dated: 8/21/12

Accepted and Agreed:

Eventbrite 651 Brannan St., Suite 110
San Francisco, CA 94107

By:	/s/ Kevin Hartz
Kevin Hartz
Title:	Chief Executive Officer
Dated:	August 20, 2012

Attachment A

PRIOR INVENTIONS

None

/s/ MR

Employee

Initials

Attachment B

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.